EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD ACQUIRES PAN PACIFIC HOTEL IN SAN FRANCISCO
WILL RE-BRAND LUXURY HOTEL TO JW MARRIOTT
Acquisition Highlights:
à	Acquired for $95.0 million in cash with a forward twelve-month NOI cap rate of 6.5%, EBITDA multiple of 12.2x, and EBITDA yield of 8.2%

à	Will re-brand hotel to JW Marriott and invest $10 million in renovations

à	Ashford’s direct hotel portfolio to increase to 72 assets totaling 12,266 rooms
DALLAS – (April 19, 2006) – Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has completed the acquisition of the Pan Pacific San Francisco Hotel in San Francisco, CA, for $95.0 million in cash ($281,065 per key) from a partnership between Oxford Lodging Advisory & Investment Group, LLC and Whitehall Street Global Real Estate Limited Partnership 2001 and affiliates which acquired the hotel in August 2003 . The Company also announced it has signed an agreement with Marriott International, Inc. (NYSE: MAR) to re-brand the 338-room hotel as the JW Marriott Hotel San Francisco. Marriott will manage the hotel under a long-term incentive-based management agreement.
Re-branding of the hotel to JW Marriott and other renovation work, which will consist of revenue enhancing upgrades to meeting space, rooms and food and beverage facilities, will commence immediately. Ashford expects to invest approximately $10 million in the re-branding and renovation of the hotel, which is expected to be completed by December 2007. The Company also intends to explore the value-added possibility of converting the hotel’s existing Executive Conference Center to a high-end bar/restaurant, retail or downtown day spa concept later in the year.
On a forward twelve-month basis, the purchase price equates to a 12.2x EBITDA multiple, an EBITDA yield of 8.2% and a net operating income capitalization rate of 6.5% with projected revenues of $32 million. The purchase price equates to a trailing twelve-month net operating income capitalization rate of 3.9% and a 5.0% EBITDA yield. The property generated revenues of $25.5 million for the calendar year 2005.
Located at the corner of Post and Mason Streets in the Union Square district, the Mobil four-star, AAA four-diamond hotel is within walking distance to world famous San Francisco destinations such as the Financial District, Chinatown, theaters, upscale shopping, Embarcadero Center, Nob Hill, and the Moscone Convention Center. Built in 1987 and renovated in 2004, the property features 338 luxury rooms, 17,500 square feet of meeting space, a state-of-the-art conference center and two food and beverage facilities. The property is owned under a ground lease which has a term expiring in 2083.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254 Phone: (972) 490-9600

AHT Acquires San Francisco Luxury Hotel; Re-Brands to JW Marriott

April 19, 2006
Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “Throughout its storied history, San Francisco has been known for fabulous luxury hotels and destinations. Our agreement with Marriott to re-brand this hotel as JW Marriott opens a new and exciting chapter in the city’s history as San Francisco joins an exclusive group of fourteen other cities in the United States that can boast of a JW Marriott hotel. With Marriott’s proven reservation system and honored guest program, as well as the luxury appeal of the JW Marriott brand worldwide, we are confident this combination will help us tap into the tremendous potential of this asset. The renovation and re-branding to one of the world’s preeminent luxury brands will position us to outpace the dramatic turnaround we are expecting in the San Francisco hotel market.”
The award-winning JW Marriott Hotels & Resorts brand showcases dramatic, stylish interiors that provide a distinctive sense of place. Design elements throughout each property imbue the hotel with a sense of calm and appropriateness to the setting. Service is unobtrusive and anticipatory. All combine to help guests achieve their goals, whether they are professional achievement or personal well-being. Currently, there are 36 JW Marriott hotels in 18 countries.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the forward EBITDA multiple, the forward income capitalization rate, the forward EBITDA yield, the expectation that the re-branding and renovation will be completed by December 2007, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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